Exhibit 4.4

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE SUPPLEMENTAL INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

CUSIP: 45031UBR1

ISIN: US45031UBR14

3.00% Convertible Senior Notes due 2016

No. 1	$200,000,000

iSTAR FINANCIAL INC.

promises to pay to CEDE & Co., or registered assigns, the principal sum of $200,000,000  (as revised by the Schedule of Exchanges of Interests in the Global Note attached hereto) on November 15, 2016.

Interest Payment Dates:  May 15 and November 15, commencing May 15, 2013

Record Dates:  May 1 and November 1

Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Note the right to convert this Note into shares of Common Stock (together with cash in lieu of fractional shares) on the terms and subject to the limitations set forth in the Indenture.  Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

iSTAR FINANCIAL INC.

		By:	/s/ David DiStaso
Name: David DiStaso
Title: Chief Financial Officer
This is one of the Notes referred to in the within-mentioned Supplemental Indenture:

U.S. BANK NATIONAL ASSOCIATION
as Trustee

By:	/s/ Gagendra Hiralal
Authorized Signatory
Dated: November 13, 2012

[Back of Note]
3.00% Convertible Senior Notes due 2016

Capitalized terms used herein shall have the meanings assigned to them in the Supplemental Indenture referred to below unless otherwise indicated.

1.                                      Interest.  iStar Financial Inc., a Maryland corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate of 3.00% per annum from November 13, 2012 until Maturity (or the Fundamental Change Repurchase Date, as applicable).  The Company will pay interest semi-annually in arrears on November 15 and May 15 of each year, commencing May 15, 2013, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 13, 2012.  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal from time to time on demand at the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.                                      Method of Payment.  The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the November 1 or May 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Supplemental Indenture with respect to defaulted interest.  The Notes will be payable as to principal and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.  The Company reserves the right to pay interest to Holders of Notes by check mailed to such Holders at their registered addresses or by wire transfer to Holders of at least $5.0 million aggregate principal amount of Notes.

3.                                      Paying Agent and Registrar.  Initially, U.S. Bank National Association, the Trustee under the Supplemental Indenture, will act as Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

4.                                      Indenture.  The Company issued the Notes under an Indenture, dated as of February 5, 2001 (the “Base Indenture”), as amended and supplemented, including as supplemented by the Supplemental Indenture, dated as of November 13, 2012 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Notes are obligations of the Company.  The Company is issuing $200,000,000 in aggregate principal amount of Notes on the Issue Date and may issue Additional Notes in accordance with the terms of the Indenture.

Upon the occurrence of a Fundamental Change, each Holder shall have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes or any portion thereof on the Fundamental Change Repurchase Date at a price equal to the Fundamental Change Repurchase Price.

However, a Holder may only require the Company to repurchase fewer than all of such Holder’s Notes if the principal amount of Notes to be repurchased is an integral multiple of $1,000.

Subject to the provisions of the Indenture, the Holder hereof has the right, at its option, prior to the close of business on the Business Day immediately preceding the Maturity Date, to convert any Notes or portion thereof, into shares of Common Stock (together with cash in lieu of fractional shares) at an Conversion Rate specified in the Indenture, as adjusted from time to time as provided in the Indenture; provided that a Holder may only convert than all of such Holder’s Notes if the principal amount of Notes to be converted is an integral multiple of $1,000.

5.                                      Mandatory Redemption.  The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6.                                      Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Supplemental Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company and the Trustee may require a Holder to pay any taxes and fees required by law or permitted by the Supplemental Indenture.

7.                                      Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

8.                                      Amendment, Supplement and Waiver.  Subject to certain exceptions, the Supplemental Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class, and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the written consent of the Holders of a majority in principal amount of the Notes then outstanding voting as a single class.  Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented:  (a) to cure any ambiguity, defect or inconsistency that does not adversely affect in any material respect the rights hereunder of any Holder of the Notes under the Indenture; (b) to provide for uncertificated Notes in addition to or in place of certificated Notes; (c) to alter the provisions of the Indenture to provide for the assumption of the Company’s obligations to the Holders by a successor to the Company pursuant to Article 4 of the Supplemental Indenture; (d) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect in any material respect the rights hereunder of any Holder of the Notes; (e) to conform the provisions of this Supplemental Indenture to the “Description of the Notes” and “Description of Debt Securities” section of the Prospectus; (f) to comply with requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; (g) to comply with the rules of any applicable depositary; (h) to evidence and provide for the acceptance of appointment under the Supplemental Indenture of a successor Trustee; (i) to add guarantees; (j) to provide for conversion rights of Holders if any recapitalization, reclassification or change of Common Stock or any consolidation, merger or sale, conveyance or lease of all or substantially all of the Company’s assets or a statutory share exchange occurs; or (k) to increase the Conversion Rate, provided that the increase will not adversely affect the interests of the Holders in any material respect.

9.                                      Defaults and Remedies.  Events of Default are set forth in the Supplemental Indenture.  If any Event of Default occurs with respect to the Notes and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice.  Holders may not enforce the Supplemental Indenture or the Notes except as provided in the Supplemental Indenture.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in writing in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Supplemental Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes or delivery of shares of Common Stock and/or Reference Property upon a conversion.  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Supplemental Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

10.                               Trustee Dealings with Company.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

11.                               No Recourse Against Others.  A director, officer, employee, incorporator or stockholder, of the Company, as such, shall not have any liability for any obligations of the Company under the Notes or the Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

12.                               Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

13.                               Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

14.                               CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes.  No representation is made as to the accuracy of such numbers either as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

15.                               Governing Law.  THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge a copy of the Supplemental Indenture.  Requests may be made to:

iStar Financial Inc.
1114 Avenue of the Americas, 39th Floor
New York, NY 10036
Attention:  Investor Relations